Exhibit 99.1

SouthWest Water Company Doubles Cash Dividend on Common Stock

LOS ANGELES--(BUSINESS WIRE)--October 23, 2009--SouthWest Water Company (Nasdaq:SWWC) today announced that its board of directors has raised the company’s quarterly cash dividend on its common stock to $0.05 per share from $0.025 per share, representing a 100% increase.

Mark Swatek, SouthWest Water chief executive officer, said, "Today’s action reflects our board’s confidence in the underlying performance of the company and our long-term business outlook.”

The board also declared a quarterly cash dividend of $0.65625 per share on the company’s Series A preferred stock. Both dividends will be paid November 20, 2009, to stockholders of record on November 4, 2009.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Corporate Communications
213-929-1846
www.swwc.com